Exhibit 10.12

Execution Copy

Credit Agreement

This agreement dated as of May 20, 2010 is between JPMORGAN CHASE BANK, N.A. (together with its successors and assigns, the “Bank”), acting through its Lansing Business Banking LPO, whose address is 620 S. Capitol Ave., Flr. 3, Lansing, Michigan 48933, and NEOGEN CORPORATION, a Michigan corporation (the “Borrower”), whose address is 620 Lesher Place, Lansing, Michigan 48912.

1.	Credit Facilities.

1.1.	Scope. This agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by any Legal Requirement (as hereafter defined), governs the Credit Facilities as defined below. Advances under any Credit Facilities shall be subject to the administrative procedures customarily established from time to time by the Bank. Any procedures agreed to by the Bank with respect to obtaining advances, including automatic loan sweeps, shall not vary the terms or conditions of this agreement or the other Related Documents regarding the Credit Facilities. Notwithstanding the foregoing, the Bank and the Borrower agree that any construction loan governed by a construction loan agreement, whether now existing or hereafter arising, is excluded from this agreement.

1.2.	Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed, in the aggregate at any one time outstanding, the remainder of (a) $10,000,000.00 minus (b) the Rate Management Transaction Obligations Amount at such time (such credit facility herein referred to as “Facility A”). Credit under Facility A shall be repayable as set forth in a Line of Credit Note dated the date hereof, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor.

2.	Definitions and Interpretations.

2.1.	Definitions. As used in this agreement, the following terms have the following respective meanings:

A.	“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority of the Voting Stock of any Person.

B.	“Affiliate” means any Person which, directly or indirectly Controls or is Controlled by or under common Control with, another Person, and any director or officer thereof. The Bank is under no circumstances to be deemed an Affiliate of the Borrower or any of its Subsidiaries.

C.	“Authorizing Documents” means certificates of authority to transact business, certificates of good standing, borrowing resolutions, appointments, officer’s certificates, certificates of incumbency, and other documents which empower and authorize or evidence the power and authority of all Persons (other than the Bank) executing any Related Document or their representatives to execute and deliver the Related Documents and perform the Person’s obligations thereunder.

D.	“Capital Expenditures” means any expenditure or the incurrence of any obligation or liability for any asset which is classified as a capital asset under GAAP.

E.	“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

F.	“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any one Person or group of two or more Persons acting as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of an issuer (“Group”), of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or Group.

G.	“Control” as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

H.	“Credit Facilities” means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 1, if any, and those extended contemporaneously with this agreement.

I.	“Default” means a default, event of default or event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, in any provision of this agreement, the Notes or any other Related Documents.

J.	“Distributions” means dividends and other distributions made to any Equity Owners, other than salary, bonuses, and other compensation for services expended in the current accounting period.

K.	“EBITDA” means for any period, net income plus to the extent deducted in determining net income, interest expense (including but not limited to imputed interest on capital leases), income tax expense, depreciation, and amortization, minus Distributions; all as determined for the Borrower and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.

L.	“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

M.	“Equity Owner” means a shareholder, partner, member, holder of a beneficial interest in a trust or other owner of any Equity Interests.

N.	“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

O.	“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower ending on the last day of February, May, August and November, respectively, of each year.

P.	“Fiscal Year” means any of the annual accounting periods of the Borrower first ending on May 31 of each year. As an example, reference to the 2010 Fiscal Year shall mean the Fiscal Year ending May 31, 2010.

Q.	“Funded Debt” means, without duplication, (i) indebtedness for borrowed money (including, without limitation, indebtedness evidenced by promissory notes, bonds, debentures and similar instruments and further any portion of the purchase price for assets or acquisitions permitted hereunder which may be financed by the seller) and purchase money indebtedness, in each case having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), (ii) the principal portion of Capital Lease Obligations, (iii) all preferred stock required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, and (iv) guaranty obligations with respect to obligations of other Persons of the types described in the foregoing clauses (i), (ii) and (iii); all as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP. Funded Debt includes, without limitation, amounts in respect of obligations of the types described in the foregoing clauses (i), (ii), (iii) and (iv) which constitute current liabilities of the obligor under GAAP.

R.	“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

S.

“Intangible Assets” means the aggregate amount of (1) all assets classified as intangible assets under GAAP, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of cost over book value of assets acquired, and bond discount and underwriting expenses; and (2) loans or advances to, investments in, or receivables from (i) any Affiliate, officer, director, employee, Equity Owner or agent of the Borrower or (ii) any Person if such loan, advance, investment or receivable is outside the Borrower’s ordinary course of business.

T.	“Legal Requirement” means any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of any foreign governmental authority, the United States of America, any state thereof, any political subdivision of any of the foregoing or any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Bank or any Obligor or any of its Subsidiaries or their respective Properties or any agreement by which any of them is bound.

U.	“Liabilities” means all indebtedness, liabilities and obligations of every kind and character of the Borrower to the Bank and its Affiliates, whether the obligations, indebtedness and liabilities are individual, joint and several, contingent or otherwise, now or hereafter existing, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or an Affiliate of the Bank or to a third party and subsequently acquired by the Bank or an Affiliate of the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

V.	“Lien” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind.

W.	“Notes” means all promissory notes, instruments and/or contracts now or hereafter evidencing the Credit Facilities.

X.	“Obligor” means any Borrower, guarantor, surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Liabilities.

Y.	“Organizational Documents” means, with respect to any Person, certificates of existence or formation, documents establishing or governing the Person or evidencing or certifying that the Person is duly organized and validly existing in accordance with all applicable Legal Requirements, including all amendments, restatements, supplements or modifications to such certificates and documents as of the date of the Related Document referring to the Organizational Document and any and all future modifications thereto approved by the Bank.

Z.

“Permitted Encumbrances” means: (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04; (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 4.2; (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; provided that the term “Permitted Encumbrances” shall not include any Lien securing indebtedness.

AA.	“Person” means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

BB.	“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

CC.	“Rate Management Transaction” means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

DD.	“Rate Management Transaction Obligations Amount” means, as of any date, all obligations of the Borrower and its Subsidiaries under or in respect of Rate Management Transactions; provided that the “obligations” of the Borrower or any Subsidiary in respect of any Rate Management Transaction at any time shall be the maximum aggregate amount that the Borrower or such Subsidiary would be required to pay if such Rate Management Transaction were terminated at such time. Rate Management Transaction Obligations Amount shall not, at any time, include, be reduced by, or otherwise take into account any amount that might be owing to the Borrower or any Subsidiary under any Rate Management Transaction.

EE.	“Related Documents” means this agreement, the Notes, letters of credit, applications for letters of credit, all loan agreements, credit agreements, guaranties, and any other agreement, instrument or document executed in connection with this agreement or with any of the Liabilities.

FF.	“Subordinated Debt” means debt subordinated to the Liabilities in manner and by written agreement satisfactory to the Bank.

GG.	“Subsidiary” means, as to any particular Person (the “parent”), a Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination, as well as any other Person of which fifty percent (50%) or more of the Equity Interests is at the time of determination directly or indirectly owned, Controlled or held, by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.

HH.	“Tangible Net Worth” means total assets less the sum of Intangible Assets and total liabilities; all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

II.	“Voting Stock” of a Person means all classes of Equity Interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

2.2.	Interpretations.

A.

Whenever possible, each provision of the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements. If any provision of this agreement cannot be enforced, the remaining portions of this agreement shall continue in effect. In the event of any conflict or inconsistency between this agreement and the provisions of any other Related Documents, the provisions of this agreement shall control. Use of the term “including” does not imply any limitation on (but may expand) the antecedent reference. Any reference to a particular document includes all modifications, supplements, replacements, renewals or extensions of that document, but this rule of construction does not authorize amendment of any document without the Bank’s consent. Section headings are for convenience of reference only and do not affect the interpretation of this agreement. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, provided that, if the Borrower notifies the Bank that it wishes to amend any covenant in Section 5.2 to eliminate the effect of any change in GAAP (or if the Bank notifies the Borrower that the Bank wishes to amend Section 5.2 for such purpose), then the Borrower’s compliance with such covenants shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective until either such notice is withdrawn or such covenant or any such defined term is amended in a manner satisfactory to the Borrower and the Bank. The Borrower shall deliver to the Bank at the same time as the delivery of any annual or quarterly financial statement under Section 4.5 hereof: (i) a description in reasonable detail of any material variation between the application or any modification of accounting principles employed in the preparation of such statement and the application or any modification of accounting principles employed in the preparation of the immediately prior annual or quarterly financial statements as to which no objection has been made in accordance with this paragraph (a) and (ii) if requested by the Bank, reasonable estimates of the difference between such statements arising as a consequence thereof. Notwithstanding anything herein, in any financial statements of the Borrower or in GAAP to the contrary, for purposes of calculating and determining compliance with the financial covenants in Section 5.2, including defined terms used therein, any Acquisitions made by the Borrower or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the period for which such financial covenants were calculated shall be deemed to have occurred on the first day of the relevant period for which such financial covenants were calculated on a pro forma basis acceptable to the Bank.

B.	Except as otherwise expressly provided herein, all references to a time of day shall be references to Eastern Time. Whenever the Bank’s determination, consent, approval or satisfaction is required under this agreement or the other Related Documents or whenever the Bank may at its option take or refrain from taking any action under this agreement or the other Related Documents, the decision as to whether or not the Bank makes the determination, consents, approves, is satisfied or takes or refrains from taking any action, shall be in the sole and exclusive discretion of the Bank, and the Bank’s decision shall be final and conclusive.

C.	The Borrower agrees to take all necessary action, including without limitation obtaining any necessary acknowledgments or consents from the Borrower’s auditors as may be required under applicable law, to ensure that the Bank may rely on the audited financial statements of the Borrower, including the audited financial statements delivered to the Bank before and after the date of this agreement.

3.	Conditions Precedent to Extensions of Credit.

3.1.	Conditions Precedent to Initial Extension of Credit under each of the Credit Facilities. Before the first extension of credit governed by this agreement and any initial advance under any of the Credit Facilities, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, and the Borrower shall complete, in form and substance satisfactory to the Bank, the following:

A.	Loan Documents. The Notes, and as applicable, the letter of credit applications, reimbursement agreements, the guaranties, the subordination agreements, and any other documents which the Bank may reasonably require to give effect to the transactions described in this agreement or the other Related Documents;

B.	Organizational and Authorizing Documents. The Organizational Documents and Authorizing Documents of the Borrower and any other Persons (other than the Bank) executing the Related Documents in form and substance satisfactory to the Bank that at a minimum: (i) document the due organization, valid existence and good standing of the Borrower and every other Person (other than the Bank) that is a party to this agreement or any other Related Document; (ii) evidence that each Person (other than the Bank) which is a party to this agreement or any other Related Document has the power and authority to enter into the transactions described therein; and (iii) evidence that the Person signing on behalf of each Person that is a party to the Related Documents (other than the Bank) is duly authorized to do so;

C.	Liens. The termination of all Liens on the assets of the Borrower and its Subsidiaries other than Liens permitted under this agreement; and

D.	Fee. The Borrower shall have paid to the Bank a fee for this agreement in the amount of $5,000 in immediately available funds. So long as the Borrower remains in compliance with Section 4.11, the Bank shall not charge any fee on the unused commitment hereunder.

3.2.	Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

A.	Representations. The representations of the Borrower and any other parties, other than the Bank, in the Related Documents are true on and as of the date of the request for and funding of the extension of credit;

B.	No Default. No Default has occurred and is continuing or would result from the extension of credit;

C.	Additional Approvals, Opinions, and Documents. The Bank has received any other approvals, opinions and documents as it may reasonably request; and

D.	No Prohibition or Onerous Conditions. The making of the extension of credit is not prohibited by and does not subject the Bank, any Obligor, or any Subsidiary of the Borrower to any penalty or onerous condition under, any Legal Requirement.

4.	Affirmative Covenants. The Borrower agrees to do, and cause each of its Subsidiaries to do, each of the following:

4.1.	Insurance. Maintain insurance with financially sound and reputable insurers, with such insurance and insurers to be satisfactory to the Bank, covering its Property and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, and furnish to the Bank, upon request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

4.2.	Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable Legal Requirements, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books and, at the Bank’s request, adequate funds or security has been pledged or reserved to insure payment.

4.3.	Financial Records. Maintain proper books and records of account, in accordance with GAAP, and consistent with financial statements previously submitted to the Bank.

4.4.

Inspection. Permit the Bank, its agents and designees to: (a) inspect its Property, examine and copy files, books and records, and discuss its business, operations, prospects, assets, affairs and financial condition with the Borrower’s or its Subsidiaries’ officers and accountants, at times and intervals as the Bank reasonably determines upon reasonable notice; and (b) confirm with any Person any obligations and liabilities of the Person to the Borrower or its Subsidiaries. The Borrower will, and will cause its Subsidiaries to, cooperate with any inspection or examination. The Borrower will pay the

Bank the reasonable costs and expenses of any inspection or examination permitted under this Section 4.4 promptly after receiving the invoice; provided that so long as no Default has occurred and is continuing, the Borrower shall not be required to pay such costs and expenses for more than two such inspections or examinations annually.

4.5.	Financial Reports. Furnish to the Bank whatever information, statements, books and records the Bank may from time to time reasonably request, including at a minimum:

A.	Within 90 days after the end of each Fiscal Year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

B.	Within 60 days after the end of each Fiscal Quarter, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

C.	Concurrently with any delivery of financial statements under clause A. or B. above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants under Section 5.2 of this agreement and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the latest audited financial statements of the Borrower delivered to the Bank and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

D.	Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any governmental authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

E.	Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this agreement, as the Bank may reasonably request.

4.6.	Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of (1) all existing and all threatened (in writing) litigation, claims, investigations, administrative proceedings and similar actions or changes in Legal Requirements affecting it which could materially negatively affect its business, assets, affairs, prospects or financial condition; (2) the occurrence of any event which gives rise to the Bank’s option to terminate the Credit Facilities; (3) the institution of steps by it to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which it may have liability; (4) any reportable event or any prohibited transaction in connection with any employee benefit plan; (5) any additions to or changes in the locations of its businesses; and (6) any alleged breach by the Bank of any provision of this agreement or of any other Related Document.

4.7.	Other Agreements. Comply with all material terms and conditions of all other agreements, whether now or hereafter existing, between it and any other Person.

4.8.	Title to Assets and Property. Maintain good and marketable title to all of its Properties, and defend them against all claims and demands of all Persons at any time claiming any interest in them.

4.9.	Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Bank may request to evidence any of the Credit Facilities, cure any defect in the execution and delivery of any of the Related Documents, comply with any Legal Requirement applicable to the Bank with respect to any Obligor or the Credit Facilities or describe more fully particular aspects of the agreements set forth or intended to be set forth in any of the Related Documents.

4.10.	Employee Benefit Plans. Maintain each employee benefit plan as to which it may have any liability, in compliance with all Legal Requirements.

4.11.	Banking Relationship. Establish and maintain its primary, domestic operating depository and disbursement accounts with the Bank.

5.	Negative Covenants.

5.1.	Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with GAAP applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

5.2.	Without the prior written consent of the Bank, the Borrower will not and no Subsidiary of the Borrower will:

A.

Debt and Lease Obligations. Incur, contract for, assume, or permit to remain outstanding indebtedness for borrowed money, installment obligations, or obligations under capital leases or operating leases, other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of indebtedness permitted by this clause (2) shall not exceed $250,000 at any time outstanding, and (3) obligations (other than Capital Lease Obligations) of the Borrower and its Subsidiaries, whether directly or by assignment or as a guarantor or other contingent obligor, under any lease of real or personal property, provided that the aggregate amount of such obligations under all such leases, determined based upon the highest annual rent and other amounts (exclusive of property taxes, property and liability insurance premiums and maintenance costs) that may be payable thereunder in any Fiscal Year during the term thereof, does not exceed $250,000.

B.	Liens. Create or permit to exist any Lien on any of its Property except: (1) Permitted Encumbrances, (2) Liens in favor of the Bank or any of its Affiliates, (3) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure indebtedness permitted by clause (2) of Section 5.2A, (ii) such security interests and the indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary

C.	Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U. At the Bank’s request, it will furnish a completed Federal Reserve Board Form U-1.

D.	Continuity of Operations. (1) Engage in any business activities substantially different from those in which it is presently engaged; (2) cease operations, liquidate, merge (except any Subsidiary may merge with the Borrower so long as the Borrower is the survivor or with any other Subsidiary of the Borrower), transfer, acquire (except as permitted under Section 5.2G) or consolidate with any other Person, change its name, dissolve, or lease, sell or otherwise convey a material part of its assets or business out of the ordinary course of business; (3) enter into any arrangement with any Person providing for the leasing by it of Property which has been sold or transferred by it to such Person; or (4) change its business organization, the jurisdiction under which its business organization is formed or organized, or its chief executive office, or any places of its businesses. Notwithstanding the foregoing, the Borrower or any of its Subsidiaries may do any of the things, or take any action, prohibited by this Section 5.2.D. if prior to, or concurrently with, the consummation thereof or the taking of such action, the Borrower indefeasibly pays in full all Liabilities in immediately available funds, and provides to the Bank cash collateral in the aggregate amount of all reimbursement obligations in respect of letters of credit and other contingent Liabilities, and all commitments of the Bank to lend or otherwise extend credit to the Borrower and its Subsidiaries have expired or are terminated.

E.	Limitation on Negative Pledge Clauses. Enter into any agreement with any Person other than the Bank which prohibits or limits its ability to create or permit to exist any Lien on any of its Property, whether now owned or hereafter acquired; provided that the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured indebtedness permitted by clause (2) of Section 5.2A of this agreement if such restrictions or conditions apply only to the property or assets securing such indebtedness or to customary provisions in leases restricting the assignment thereof.

F.	Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations under this agreement or any of the other Related Documents.

G.	Limitation on Acquisitions. Make any Acquisition if any Default has occurred and is continuing, whether before or after giving effect to such Acquisition, or would be caused thereby, or if, after giving effect to such Acquisition on a pro forma basis, the Borrower would not have been in compliance with all financial covenants under this agreement as of the end of the last Fiscal Quarter preceding the consummation of such Acquisition.

H.	Organizational Documents. Alter, amend or modify any of its Organizational Documents without giving the Bank prior written notice thereof.

I.	Tangible Net Worth. Permit or suffer at any time the Tangible Net Worth to be less than $55,000,000.00 at, or at any time after, the end of the Fiscal Quarter ending May 31, 2010.

J.	Debt Service Coverage Ratio. Permit or suffer the “Debt Service Coverage Ratio” (hereinafter defined in this subsection) to be less than 2.50 to 1.00. As used in this subsection, the term “Debt Service Coverage Ratio” means the ratio of (i) net income, after taxes, plus amortization, depreciation and interest, minus distributions and dividends, for the twelve-month period then ending, divided by (ii) current maturities of long-term debt, plus interest and current maturities of capital leases for the same such twelve-month period; such ratio to be evaluated as of the end of each Fiscal Year, beginning with the Fiscal Year ending May 31, 2011, for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

K.	Funded Debt to EBITDA Ratio. Permit or suffer the ratio of Funded Debt as of the end of any Fiscal Quarter, beginning with the Fiscal Quarter ending May 31, 2010, to EBITDA for the period of four consecutive Fiscal Quarters of the Borrower then ending to be greater than 2.50 to 1.00.

L.	Rate Management Transactions. Enter into or be a party to any Rate Management Transaction, other than for bona fide hedging purposes with respect to the Borrower’s non-U.S. dollar currency exposure and not for speculation, or suffer or permit the Rate Management Transaction Obligations Amount at any time to exceed $1,000,000.

M.	Affiliate Loans. Make or commit to make any loans or advances to any Subsidiaries or other Affiliates of the Borrower in an aggregate amount exceeding $3,000,000 at any time, notwithstanding anything in this agreement to the contrary.

N.	Distributions. Make or pay, or commit to make or pay, any Distributions if any Default has occurred and is continuing or would result from such Distribution.

O.	Government Regulation. (1) Be or become subject at any time to any Legal Requirement or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to it or from otherwise conducting business with it, or (2) fail to provide documentary and other evidence of its identity as may be requested by the Bank at any time to enable the Bank to verify its identity or to comply with any applicable Legal Requirement, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

5.3.	Financial Statement Calculations. The financial covenant(s) set forth in the Section entitled “Negative Covenants” or in any subsection thereof shall, except as may be otherwise expressly provided with respect to any particular financial covenant, be calculated on the basis of the Borrower’s financial statements prepared on a consolidated basis with its Subsidiaries in accordance with GAAP. Except as may be otherwise expressly provided with respect to any particular financial covenant, if any financial covenant states that it is to be tested with respect to any particular period of time (which may be referred to therein as a “Test Period”) ending on any test date (e.g., a fiscal month end, fiscal quarter end, or fiscal year end), then compliance with that covenant shall be required commencing with the period of time ending on the first test date that occurs after the date of this agreement (or, if applicable, of the amendment to this agreement which added or amended such financial covenant).

6.	Representations.

6.1.

Representations and Warranties by the Borrower. To induce the Bank to enter into this agreement and to extend credit or other financial accommodations under the Credit Facilities, the Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is and shall remain true and correct throughout the term of this agreement and until all Credit Facilities and all Liabilities under the Notes and other Related Documents are paid in full: (a) its principal residence or chief executive office is at the address shown above, (b) its name as it appears in this agreement is its exact name as it appears in its Organizational Documents, (c) the execution and delivery of this agreement and the other Related Documents to which it is a party, and the performance of the obligations they impose, do not violate any Legal Requirement, conflict with any agreement by which it is bound, or require the consent or approval of any other Person, (d) this agreement and the other Related Documents have been duly authorized, executed and delivered by all parties thereto (other than the Bank) and are valid and binding agreements of those Persons, enforceable according to their terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, (e) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Liabilities are accurate and fairly reflect the financial condition of the Persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates, (f) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) is pending or threatened against it, and no other event has occurred which may in any one case or in the aggregate materially adversely affect it or any of its Subsidiaries’ financial condition, properties, business, affairs or operations, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing, (g) all of its tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by it in good faith and for which adequate reserves have been provided, (h) it is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (i) there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that it could assert with respect to this agreement or the Credit Facilities, (j) it owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted, and (k) the execution and delivery of this agreement and the other Related Documents to which it is a party and the performance of the obligations they impose, if the Borrower is other than a natural Person (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its Organizational Documents or other agreement or document governing its affairs.

7.	Default/Remedies.

7.1.	Events of Default/Acceleration. If any of the following events occurs, the Notes shall become due immediately, without notice, at the Bank’s option:

A.	Any Obligor fails to pay when due any of the Liabilities, fails to pay any other debt or obligation in an aggregate amount exceeding $250,000 to any Person, fails to pay any amount payable with respect to any of the Liabilities, or under any Note or any other Related Document, or fails to pay an aggregate amount exceeding $250,000 with respect to any agreement or instrument evidencing any other debt or obligation to any Person.

B.	Any Obligor: (i) fails to observe or perform or otherwise violates any other term, covenant, condition or agreement of any of the Related Documents; (ii) makes or furnishes any materially incorrect or misleading representation, warranty, statement or certificate to the Bank, at the time made (or deemed made) or furnished; (iii) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (iv) defaults under or fails to comply with or perform any term, obligation, covenant or condition contained in any agreement or agreements (other than this agreement and the other Related Documents) between any Person and any Obligor or Obligors under which the debt and/or obligations of any Obligor or Obligors in the aggregate exceed $250,000.

C.

In the event (i) there is a default under the terms of any Related Document, (ii) any Obligor terminates or revokes or purports to terminate or revoke its guaranty or any Obligor’s guaranty becomes unenforceable in whole or in part, (iii) any Obligor fails to perform promptly under its guaranty, or (iv) any Obligor fails to comply with, or perform under any agreement, now or hereafter in effect, between the Obligor and the Bank, or any Affiliate of the Bank or their respective successors and assigns, after giving effect to any applicable grace or cure period.

D.	[intentionally omitted]

E.	Any event occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan, if any, of any Obligor or any Subsidiary of any Obligor and the effect thereof would reasonably be expected to have a material adverse effect on the Property, financial condition, business, assets, affairs, prospects, liabilities, or operations of any Obligor or any Subsidiary.

F.	Any Obligor or any of its Subsidiaries: (i) becomes insolvent or unable to pay its debts as they become due; (ii) makes an assignment for the benefit of creditors; (iii) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its Property; (iv) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; (v) conceals or removes any of its Property, with intent to hinder, delay or defraud any of its creditors; (vi) makes or permits a transfer of any of its Property, which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (vii) makes a transfer of any of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid.

G.	A custodian, receiver, or trustee is appointed for any Obligor or any of its Subsidiaries or for a substantial part of their respective Property.

H.	Any Obligor or any of its Subsidiaries, without the Bank’s written consent: (i) liquidates or is dissolved; (ii) merges or consolidates with any other Person; or (iii) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business; or (iv) agrees to do any of the foregoing.

I.	Proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against any Obligor or any of its Subsidiaries and remain undismissed for thirty (30) days after commencement; or any Obligor or any of its Subsidiaries consents to the commencement of those proceedings.

J.	Any judgment or decree is entered against any Obligor or any of its Subsidiaries, or any attachment, seizure, sequestration, levy, or garnishment is issued against any Property of any Obligor or any of its Subsidiaries.

K.	The occurrence or existence of any default, event of default or other similar condition or event (however described) with respect to Rate Management Transactions.

L.	Any Change in Control.

M.	The Borrower or any of its Subsidiaries fails to comply with all applicable statutes, laws, ordinances and governmental rules, regulations and orders to which it is subject or which are applicable to its business, property and assets.

N.	Any material adverse change occurs in: (i) the reputation, Property, financial condition, business, assets, affairs, prospects, liabilities, or operations of any Obligor or any of its Subsidiaries; or (ii) any Obligor’s or Pledgor’s ability to perform its obligations under the Related Documents.

7.2.	Remedies. At any time after the occurrence of a default, the Bank may do one or more of the following: (a) cease permitting the Borrower to incur any Liabilities; (b) terminate any commitment of the Bank evidenced by any of the Notes; (c) declare any of the Notes to be immediately due and payable, without notice of acceleration, presentment and demand or protest or notice of any kind, all of which are hereby expressly waived; (d) exercise all rights of setoff that the Bank may have contractually, by law, in equity or otherwise; and (e) exercise any and all other rights pursuant to any of the Related Documents, at law, in equity or otherwise.

A.	Generally. The rights of the Bank under this agreement and the other Related Documents are in addition to other rights (including without limitation, other rights of setoff) the Bank may have contractually, by law, in equity or otherwise, all of which are cumulative and hereby retained by the Bank. Each Obligor agrees to stand still with regard to the Bank’s enforcement of its rights.

B.	Expenses. To the extent not prohibited by applicable Legal Requirements and whether or not the transactions contemplated by this agreement are consummated, the Borrower is liable to the Bank and agrees to pay on demand all reasonable out-of-pocket costs and expenses of every kind incurred in connection with the negotiation, preparation, execution, filing, recording, modification, supplementing, waiver and enforcement of this agreement and the other Related Documents, and the making, servicing and collection of the Credit Facilities and any other amounts owed under the Related Documents, including without limitation reasonable and attorneys’ fees and costs and court costs. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding involving any Obligor or Property of any Obligor. The obligations of the Borrower under this section shall survive the termination of this agreement. Notwithstanding anything to the contrary, with respect only to the negotiation, preparation and execution of this agreement and the other Related Documents prior to and through the initial closing of this agreement, the Borrower shall not be liable for attorneys’ fees of counsel for the Bank exceeding $7,500 in the aggregate.

C.

Bank’s Right of Setoff. The Borrower grants to the Bank a security interest in all Deposits, Securities and Other Property, and Bank Debt to secure any and all Liabilities, and the Bank is authorized to setoff and apply all Deposits, Securities and Other Property, and Bank Debt against any and all Liabilities. This right of setoff may be exercised at any time from time to time after the occurrence of any default, without prior notice to or demand on the Borrower and regardless of whether any Liabilities are contingent, unmatured or unliquidated. In this paragraph: (a) the term “Deposits” means any and all accounts and deposits of the Borrower (whether general, special, time, demand, provisional or final) at any time held by the Bank or any other subsidiary or Affiliate of JPMorgan Chase & Co. (each hereafter referred to as a “Bank Affiliate”) and all other obligations at any time by the Bank or any Bank Affiliate to Borrower (including all Deposits held jointly with another, but excluding any IRA or Keogh Deposits, or any trust Deposits in which a security interest would be prohibited by any Legal Requirement); (b) the term “Securities and Other Property” means any and all securities and other personal Property of the Borrower in the custody, possession or control of the Bank or any Bank Affiliate (other than Property held by the Bank in a fiduciary capacity); and (c) the term “Bank Debt” means all indebtedness at any time owing by the Bank or any Bank Affiliate, to or for the credit or account of the Borrower and any claim of the Borrower (whether individual, joint and several or otherwise) against the Bank or any Bank Affiliate now or hereafter existing.

8.	Miscellaneous.

8.1.	Notice. Any notices and demands under or related to this agreement or the Notes shall be in writing and delivered to the intended party at its address stated in this agreement, and if to the Bank, at its main office if no other address of the Bank is specified in this agreement, by one of the following means: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand; (b) on the Delivery Day after the day of deposit with a nationally recognized courier service; or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of the change in the manner provided in this provision.

8.2.	No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The making of an advance during the existence of any default or subsequent to the occurrence of a default or when all conditions precedent have not been met shall not constitute a waiver of the default or condition precedent. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.3.	Integration. This agreement, the Notes, and the other Related Documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement, the Notes and the other Related Documents in any other jurisdiction.

8.4.	[intentionally omitted]

8.5.	Governing Law and Venue. This agreement will be governed by and interpreted in accordance with federal law and the laws of the State of Michigan. The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Michigan. The Borrower waives any claim that the State of Michigan is not a convenient forum or the proper venue for any such suit, action or proceeding.

8.6.	Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower in this agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this agreement or in any of the other Related Documents. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Liabilities shall be paid in full.

8.7.	Non-Liability of the Bank. The relationship between the Borrower on one hand and the Bank on the other hand shall be solely that of borrower and lender. The Bank shall have no fiduciary responsibilities to the Borrower. The Bank undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

8.8.	Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank, its parent companies, Subsidiaries, Affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, attorneys’ fees (including the fees and expenses of any attorneys engaged by the Indemnified Person) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to the Credit Facilities or the Liabilities under this agreement or any other Related Documents, except to the limited extent that the Claims are proximately caused by the Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

8.9.	Counterparts. This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.10.	Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this agreement and any other Related Documents.

8.11.

Recovery of Additional Costs. If the imposition of or any change in any Legal Requirement, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (A) increase the cost to the Bank for extending, maintaining or funding the Credit Facilities, (B) reduce the amounts payable to the Bank under the Credit Facilities, or (C) reduce the rate of return on the

Bank’s capital as a consequence of the Bank’s obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank’s written demand for such payment. The Bank’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive in the absence of manifest error. Nothing herein shall be deemed to preclude the Borrower from contesting such amounts on the basis of manifest error.

8.12.	[intentionally omitted]

8.13.	Reinstatement. The Borrower agrees that to the extent any payment or transfer is received by the Bank in connection with the Liabilities, and all or any part of the payment or transfer is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid or transferred by the Bank or paid or transferred over to a trustee, receiver or any other entity, whether under any proceeding or otherwise (any of those payments or transfers is hereinafter referred to as a “Preferential Payment”), then this agreement and the Notes shall continue to be effective or shall be reinstated, as the case may be, even if all those Liabilities have been paid in full and whether or not the Bank is in possession of the Notes and whether any of the Notes has been marked, paid, released or cancelled, or returned to the Borrower and, to the extent of the payment, repayment or other transfer by the Bank, the Liabilities or part intended to be satisfied by the Preferential Payment shall be revived and continued in full force and effect as if the Preferential Payment had not been made. The obligations of the Borrower under this section shall survive the termination of this agreement.

8.14.	Information Waiver; Assignments. The Borrower agrees that the Bank may provide, without any limitation whatsoever, to any one or more purchasers, potential purchasers, or Affiliates of JPMorgan Chase & Co., any information or knowledge the Bank may have about the Borrower or any matter relating to this agreement and the Related Documents, and the Borrower hereby waives any right to privacy the Borrower may have with respect to such matters. The Borrower agrees that the Bank may at any time sell, assign or transfer one or more interests or participations in all or any part of its rights and obligations in the Notes and the other Related Documents to one or more purchasers whether or not related to the Bank.

8.15.

Waivers. Each Obligor waives (a) any right to receive notice of the following matters before the Bank enforces any of its rights: (i) any demand, diligence, presentment, dishonor and protest, or (ii) any action that the Bank takes regarding any Person, any Property or any of the Liabilities, that it might be entitled to by law or under any other agreement; (b) any right to require the Bank to proceed against the Borrower, any other Obligor or any Property, or pursue any remedy in the Bank’s power to pursue; (c) any defense based on any claim that any Obligor’s obligations exceed or are more burdensome than those of the Borrower; (d) the benefit of any statute of limitations affecting liability of any Obligor or the enforcement hereof; (e) any defense arising by reason of any disability or other defense of the Borrower or by reason of the cessation from any cause whatsoever (other than payment in full) of the obligation of the Borrower for the Liabilities; and (f) any defense based on or arising out of any defense that the Borrower may have to the payment or performance of the Liabilities or any portion thereof. Each Obligor consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or any part of any collateral for any of the Liabilities that the Bank may have at any time, to the addition of any other party, and to the release or discharge of, or suspension of any rights and remedies against, any Obligor. The Bank may waive or delay enforcing any of its rights without losing them. Any waiver affects only the specific terms and time period stated in the waiver. No modification or waiver of any provision of the Notes is effective unless it is in writing and signed by the Person against whom it is being enforced.

8.16.	Time is of the Essence. Time is of the essence under this agreement and the Notes and in the performance of every term, covenant and obligation contained herein.

8.17.	Purpose. The Borrower agrees that no advances under the Credit Facilities shall be used for personal, family or household purposes and that all advances under the Credit Facilities shall be used solely for business, commercial or similar purposes.

9.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if it is an individual the Bank will ask for its name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify it, and, if it is not an individual the Bank will ask for its name, taxpayer identification number, business address, and other information that will allow the Bank to identify it. The Bank may also ask, if the Borrower is an individual, to see its driver’s license or other identifying documents, and if it is not an individual, to see its Organizational Documents or other identifying documents.

10.	WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.	JURY WAIVER. THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OF THE OTHER RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Address for Notices:	Borrower:

620 Lesher Place	NEOGEN CORPORATION
Lansing, Michigan 48912 Attn: Chief Financial Office	By:	/s/ Richard R. Current
Richard R. Current, Vice President, CFO, and Secretary

	Date Signed:	May 20, 2010

Address for Notices:	Bank:

620 S. Capitol Ave., Flr. 3 Lansing, Michigan 48933	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Joshua M. Tudor
Joshua M. Tudor, Vice President

	Date Signed:	May 20, 2010